Exhibit 3.2

BLUE MARBLE ENERGY CORPORATION

AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

July 7, 2014

TABLE OF CONTENTS

Page

Section 1 DEFINITIONS		1
1.1	Certain Definitions	1
Section 2 Restrictions on Transfer		3
2.1	General	3
2.2	Notice of Proposed Transfer	3
Section 3 Right of First Refusal		4
3.1	Exercise by the Company.	4
3.2	Initial Exercise by the Eligible Investor	4
3.3	Purchase Price	5
3.4	Closing; Payment	5
3.5	Exclusion from Right of First Refusal	5
Section 4 Right of Co-Sale		5
4.1	Exercise by the Eligible Investor.	5
4.2	Closing; Consummation of the Co-Sale	6
4.3	Exclusion from Co-Sale Right	6
4.4	Multiple Series, Class or Type of Stock	6
4.5	Seller’s Right To Transfer	6
Section 5 Conditions to Valid Transfer		6
5.1	Generally	6
Section 6 Restrictive Legend and Stop Transfer Orders		6
6.1	Legend	6
6.2	Stop Transfer Instructions	7
Section 7 TERMINATION		7
7.1	Termination	7
Section 8 MISCELLANEOUS		7
8.1	Notices	7
8.2	Successors and Assigns	8
8.3	Severability	8
8.4	Amendment	8
8.5	Continuity of Other Restrictions	9
8.6	Governing Law	9
8.7	Counterparts	9
8.8	Further Assurances	9
8.9	Conflict	9
8.10	Attorney’s Fees	9
8.11	Titles and Subtitles	9
8.12	Entire Agreement	10
8.13	Delays or Omissions	10
8.14	Telecopy Execution and Delivery	10
8.15	Jurisdiction; Venue	10
8.16	Aggregation	10

AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Amended and Restated Right of First Refusal and Co-Sale Agreement (this “Agreement”) is made as of July 7, 2014 by and among Blue Marble Energy Corporation, a Washington corporation (the “Company”), and the individuals and entities listed on Exhibit A (each, an “Investor,” and collectively, the “Investors”) and the individuals listed on Exhibit B (each, a “Founder,” and collectively, the “Founders”).

RECITALS

A.        Each Founder currently owns that number of shares of the Company’s Common Stock and Convertible Securities indicated beside such Founder’s name in the exhibits hereto.

B.        Certain of the Investors are parties to the Series A-1 Preferred Stock and Warrant Purchase Agreement of even date herewith, between the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series A-1 Preferred Stock to the Investors listed on such Schedule of Investors that such Investors and the Company execute and deliver this Agreement.

C.        Certain of the Investors hold shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock and/or shares of Common Stock issued upon conversion thereof (the “Existing Investors”) and possess rights of first refusal and co-sale rights pursuant to the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated January 25, 2011 (the “Prior Agreement”).

D.        The Existing Investors desire to terminate the Prior Agreement and further desire that this Agreement supersede and replace the Prior Agreement in its entirety.

E.        The Company and the Existing Investors intend that the Prior Agreement shall be superseded and replaced in its entirety by this Agreement.

The parties therefore agree as follows:

Section 1

DEFINITIONS

1.1              Certain Definitions.  For purposes of this Agreement, the following terms have the following meanings:

(a)                “Common Stock” means the common stock of the Company.

(b)               “Convertible Securities” means all then outstanding options, warrants, rights, convertible notes, preferred stock or other securities of the Company directly or indirectly convertible into or exercisable for shares of Common Stock.

(c)                “Corporate Event” shall have the meaning set forth in the Company’s Amended and Restated Articles of Incorporation, as may be amended from time to time.

(d)               “Co-Sale Eligible Investor” means each Eligible Investor who has not exercised its right in Section 3.2.

(e)                “Days” means calendar days; provided that if any day on which a period specified in this Agreement would otherwise terminate falls on a weekend or a federal holiday, the term “day” shall mean the next business day.

(f)                “Eligible Investor” means an Investor who or which, at the time in question, holds at least 1,000,000 shares of Series A Preferred Stock or Series A-1 Preferred Stock (as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like).

(g)                “Preferred Stock” means the Series A Preferred Stock of the Company and the Series A-1 Preferred Stock of the Company.

(h)               “Rights of Co-Sale” means the rights of co-sale provided to the Co-Sale Eligible Investors in Section 4.

(i)                 “Rights of First Refusal” means the rights of first refusal provided to the Company and the Eligible Investors in Section 3.

(j)                 “Seller” means any Founder proposing to Transfer Seller Shares.

(k)               “Seller Shares” means all shares of Common Stock and Convertible Securities of the Company owned as of the date hereof or hereafter acquired by a Founder, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like.

(l)                 “Series A Preferred Stock” means all shares of Series A Preferred Stock issued pursuant to the Series A Purchase Agreement and that certain Subscription Agreement between the Company and the Rajiv N. Shah on April 14, 2009.

(m)             “Series A-1 Preferred Stock” means all shares of Series A-1 Preferred Stock issued pursuant to the Series A-1 Preferred Stock Purchase Agreement dated January 25, 2011 and the Purchase Agreement, respectively, each among the Company and the respective Investors.

(n)               “Transfer,” “Transferring,” “Transferred,” or words of similar import, mean and include any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(i)                        any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest, if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Seller in the event that and to the extent that such pledgee ever acquires ownership of such shares;

(ii)                        any transfers of Seller Shares by a Seller to Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of Seller, or to a trust or trusts for the exclusive benefit of Seller or those members of Seller’s family specified in this Section 1.1(n)(ii) or transfers of Seller Shares by Seller by devise or descent; provided that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iii)                        any bona fide gift effected for tax planning purposes, provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(iv)                        ten percent (10%) of Seller Shares held by the Seller (calculated as of the date of this Agreement and as may be adjusted from time to time for stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like);

(v)                        by operation of law;

(vi)                        (i) any transfer not involving a change in beneficial ownership or (ii) any transfers involving the distribution without consideration to (x) a constituent partner or a retired partner, or the estate of any such partner, of a Seller that is a partnership; (y) a parent, subsidiary or other affiliate of a Seller that is a corporation; or (z) a member or a retired member, or the estate of any such member, of a Seller that is a limited liability company; provided, that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was Seller;

(vii)                        any transfer to the Company or an Eligible Investor pursuant to the terms of this Agreement; and

(viii)                        any repurchase of Seller Shares by the Company pursuant to agreements under which the Company has the option to repurchase such Seller Shares upon the occurrence of certain events, such as termination of employment, or in connection with the exercise by the Company of any rights of first refusal.

If a Seller plans to make any of the above excepted transfers, then, prior to transferring its Seller Shares, the Seller shall deliver to the Company a written notice stating: (i) Seller’s bona fide intention to make an excepted transfer of its Seller Shares; (ii) the name, address and phone number of each proposed transferee; (iii) the aggregate number of Seller Shares to be transferred to each proposed transferee; and (iv) the section in this agreement upon which Seller is relying in making an excepted transfer.

Section 2

Restrictions on Transfer

2.1              General.  Before a Seller may Transfer any Seller Shares, Seller must comply with the provisions of Section 2.2, Section 3 and Section 4. Each Founder represents and warrants that it is the sole legal and beneficial owner of its Seller Shares and, subject to any restrictions imposed under the Company’s articles of incorporation or bylaws, or under any restricted stock purchase agreement with the Company, that no other person or entity has any interest (other than a community property interest) in such shares.

2.2              Notice of Proposed Transfer.  Prior to Seller Transferring any of its Seller Shares, Seller shall deliver to the Company and the Eligible Investors a written notice (the “Transfer Notice”) in substantially the form attached hereto as Exhibit C, stating: (i) Seller’s bona fide intention to Transfer such Seller Shares; (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”); (iii) the aggregate number of Seller Shares proposed to be Transferred to each Proposed Transferee (the “Offered Shares”); (iv) the bona fide cash price or, in reasonable detail, other consideration for which Seller proposes to Transfer the Offered Shares (the “Offered Price”); and (v) each Eligible Investor’s right to exercise either its Right of First Refusal or its Right of Co-Sale (but not both rights) with respect to the Offered Shares.

Section 3

Right of First Refusal

3.1              Exercise by the Company.

(a)                For a period of twenty (20) days (the “Initial Exercise Period”) after the last date on which the Transfer Notice is, pursuant to Section 8.1, deemed to have been delivered to the Company and all Eligible Investors, the Company shall have the right to purchase all or any part of the Offered Shares on the terms and conditions set forth in this Section 3. In order to exercise its right hereunder, the Company must deliver written notice to Seller within the Initial Exercise Period. In the event that the Company’s Board of Directors determines, in its sole discretion, that the Company is prohibited by law or by contract from exercising the Company’s Right of First Refusal, the Company may specify another person or entity who shall not be a current shareholder of the Company and who shall be unanimously approved by the Board of Directors, excluding any board member who is also a Seller, as its designee to purchase such Offered Shares.

(b)               Upon the earlier to occur of (i) the expiration of the Initial Exercise Period or (ii) the time when Seller has received written confirmation from the Company regarding its exercise of its Right of First Refusal, the Company shall be deemed to have made its election with respect to the Offered Shares, and the shares for which the Eligible Investors may exercise their Rights of First Refusal (as described below) shall be correspondingly reduced, if appropriate.

3.2              Initial Exercise by the Eligible Investors.

(a)                Subject to the limitations of this Section 3.2, during the Initial Exercise Period, the Eligible Investors shall have the right to purchase, in the aggregate, all or any part of the Offered Shares not purchased by the Company pursuant to Section 3.1 (the “Remaining Shares”) on the terms and conditions set forth in this Section 3. In order to exercise its rights hereunder, such Eligible Investor must provide written notice delivered to Seller within the Initial Exercise Period.

(b)               To the extent the aggregate number of shares that the Eligible Investors desire to purchase (as evidenced in the written notices delivered to Seller) exceeds the Remaining Shares, each Eligible Investor so exercising will be entitled to purchase its pro rata share of the Remaining Shares, which shall be equal to that number of the Remaining Shares equal to the product obtained by multiplying (x) the number of Remaining Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held by such Eligible Investor on the date of the Transfer Notice and (ii) the denominator of which shall be the number of shares of Common Stock then outstanding (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) (“Pro Rata ROFR Share”).

(c)                Within five (5) days after the expiration of the Initial Exercise Period, Seller will give written notice to the Company and each Eligible Investor specifying the number of Offered Shares to be purchased by the Company and each Eligible Investor exercising his Right of First Refusal (the “ROFR Confirmation Notice”).

3.3              Purchase Price.  The purchase price for the Offered Shares to be purchased by the Company or by an Eligible Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.4. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, each Eligible Investor and Seller, absent fraud or error.

3.4              Closing; Payment.  Subject to compliance with applicable state and federal securities laws, the Company and the Eligible Investors exercising their Rights of First Refusal shall effect the purchase of all or any portion of the Offered Shares, including the payment of the purchase price, within ten (10) days after the later of (i) delivery of the ROFR Confirmation Notice and (ii) Delivery of the Co-Sale Confirmation Notice (as defined in Section 4.1(c)) (the “Right of First Refusal Closing”). Payment of the purchase price will be made, at the option of the party exercising its Right of First Refusal, (i) in cash (by check), (ii) by wire transfer or (iii) by cancellation of all or a portion of any outstanding indebtedness of Seller to the Company or the Eligible Investor, as the case may be, or (iv) by any combination of the foregoing. At such Right of First Refusal Closing, Seller shall deliver to each of the Company and the Eligible Investors exercising their Rights of First Refusal, one or more certificates, properly endorsed for transfer, representing such Offered Shares so purchased.

3.5              Exclusion from Right of First Refusal.  This Right of First Refusal shall not apply with respect to shares sold and to be sold by Eligible Investors pursuant to the Right of Co-Sale (set forth in Section 4).

Section 4

Right of Co-Sale

4.1              Exercise by the Eligible Investors.

(a)                Subject to the limitations of this Section 4, to the extent that the Company and the Eligible Investors do not exercise their respective Rights of First Refusal with respect to all or any part of the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 3, then, each Eligible Investor who has not exercised its Right of First Refusal (the “Co-Sale Eligible Investor”) shall have the right to participate in such sale of the Offered Shares which are not being purchased by the Company or the Eligible Investors pursuant to their respective Rights of First Refusal (“Residual Shares”), on the same terms and conditions as specified in the Transfer Notice, to the extent described in Section 4.1(b). To exercise its rights hereunder, each Co-Sale Eligible Investor (a “Selling Investor”) must have provided a written notice to Seller within the Initial Exercise Period indicating the number of shares it holds that it wishes to sell pursuant to this Section 4.1.

(b)               Each Selling Investor will be entitled to sell up to its pro rata share of the Residual Shares, which shall be equal to the product obtained by multiplying (x) the number of Residual Shares by (y) a fraction, (i) the numerator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by such Selling Investor and (ii) the denominator of which shall be the number of shares of Common Stock (assuming conversion of all Preferred Stock and Convertible Securities into Common Stock) held on the date of the Transfer Notice by Seller and the Selling Investors (“Pro Rata Co-Sale Share”).

(c)                Within ten (10) days after the expiration of the Initial Exercise Period, Seller will give written notice to the Company and each Selling Investor specifying the number of Residual Shares to be sold by each Selling Investor exercising its Right of Co-Sale (the “Co-Sale Confirmation Notice”).

4.2              Closing; Consummation of the Co-Sale.  Subject to compliance with applicable state and federal securities laws, the sale of the Residual Shares by the Selling Investors shall occur within ten (10) days after delivery of the Co-Sale Confirmation Notice (the “Co-Sale Closing”). If a Selling Investor exercised the Right of Co-Sale in accordance with this Section 4, then such Selling Investor shall deliver to Seller at or before the Co-Sale Closing, one or more certificates, properly endorsed for Transfer, representing the number of Residual Shares to which the Selling Investor is entitled to sell pursuant to this Section 4. At the Co-Sale Closing, Seller shall cause such certificates or other instruments to be Transferred and delivered to the Transferee pursuant to the terms and conditions specified in the Transfer Notice, and Seller will remit, or will cause to be remitted, to each Selling Investor, at the Co-Sale Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

4.3              Exclusion from Co-Sale Right.  This Right of Co-Sale shall not apply with respect to Common Stock (including shares issued or issuable upon conversion of Preferred Stock) sold or to be sold to Eligible Investors or the Company pursuant to the Right of First Refusal.

4.4              Multiple Series, Class or Type of Stock.  If the Offered Shares consist of more than one series, class or type of security, Seller has the right to Transfer hereunder each such series, class or type.

4.5              Seller’s Right To Transfer.  If any of the Offered Shares remain available after the exercise of all Rights of First Refusal and all Rights of Co-Sale, then the Seller shall be free to Transfer, subject to Section 5, any such remaining shares to the Proposed Transferee at the Offered Price or a higher price in accordance with the terms set forth in the Transfer Notice; provided, however, that if the Offered Shares are not so Transferred during the seventy-two (72) day period following the deemed delivery of the Transfer Notice, then Seller may not Transfer any of such remaining Offered Shares without complying again in full with the provisions of this Agreement.

Section 5

Conditions to Valid Transfer

5.1              Generally.  Any attempt by any Seller to Transfer any Seller Shares in violation of any provision of this Agreement will be void. No securities shall be transferred by Seller unless such Transfer is made in compliance with all of the terms of this Agreement and all applicable federal and state securities laws. The Company will not be required to (i) transfer on its books any shares that have been Transferred in violation of any provisions of this Agreement or (ii) to treat as owner of such shares, or accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such shares may have been so Transferred.

Section 6

Restrictive Legend and Stop Transfer Orders

6.1              Legend.  Each Founder understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Seller Shares by such Founder:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON CERTAIN TRANSFEREES OF THESE SHARES.

6.2              Stop Transfer Instructions.  In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions in the event of a Transfer in violation of any provision of this Agreement and that it may make appropriate notations to the same effect in its records.

Section 7

TERMINATION

7.1              Termination.  The Eligible Investors’ Rights of First Refusal and Rights of Co-Sale shall terminate upon the earliest to occur of (i) the closing of an Initial Public Offering (as defined below), (ii) the date on which this Agreement is terminated by a writing executed by holders of at least a majority of the shares of Preferred Stock then held by the Investors (on an as converted to common basis), (iii) the dissolution or winding-up of the Company, and (iv) immediately prior to the effective date of a Corporate Event. The Company’s Right of First Refusal will terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board of Directors, and (ii) the occurrence of any of (i), (iii) or (iv) in the preceding sentence. An “Initial Public Offering” means the Company’s first bona fide, firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s Common Stock.

Section 8

MISCELLANEOUS

8.1              Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile (if to an Investor, a Seller or any other holder of Company securities subject to this Agreement) or otherwise delivered by hand, messenger or courier service addressed:

(a)                if to an Investor, to the Investor’s address or facsimile number as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(b)               if to a Seller, to the Seller’s address or facsimile number as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(c)                if to any other holder of Company securities subject to this Agreement, to such address or facsimile number as shown in the exhibits to this Agreement or in the Company’s records, or, until any such holder so furnishes an address or facsimile number address to the Company, then to the address or facsimile number of the last holder of such securities for which the Company has contact information in its records; or

(d)               if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 5653 Alloy South, Missoula, MT 59808, or at such other current address as the Company shall have furnished to the Investor, Sellers or other such holders, with a copy (which shall not constitute notice) to David F. Wickwire at Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 Fifth Avenue, Suite 5100, Seattle, WA 98104-7036.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or for notices both sent and received within the United States, if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier and for notices sent or received outside the United States, if sent via an internationally-recognized overnight courier service, freight prepaid, three business days after deposit with the courier), or (ii) for notices both sent and received within the United States, if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the case of a notice given by the means specified in (i) or (iii) a copy of the notice shall also be sent by e-mail to the recipient. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error. A “business day” shall be a day on which banks are open for business (other than a Saturday) in both London, United Kingdom, and Seattle, Washington, USA. A person can change its details for notice by giving notice in accordance with this section.

8.2              Successors and Assigns.  This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

8.3              Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

8.4              Amendment.  Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) Founders holding a majority of the Seller Shares (on an as-converted-to-common-stock basis) held by all Founders who are then providing services to the Company as officers, employees or consultants, and (iii) Investors holding a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144); provided, however, that Investors purchasing Shares in a Closing after the Initial Closing (as such terms are defined in the Purchase Agreement) may become parties to this Agreement by executing a counterpart of this Agreement, without any amendment of this Agreement, pursuant to this paragraph or any consent or approval of any other Investor or Founder; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Investor or Founder materially different from other Investors or Founders, respectively, the consent of such Investor or Founder shall also be required for such amendment, waiver, discharge or termination; and provided, further, that the consent of the Founders shall not be required for any amendment, waiver, discharge or termination if such amendment, waiver, discharge or termination does not apply to the Founders. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon the Company, the Investors, the Founders and each future holder of shares of Preferred Stock with rights under this Agreement and their respective successors and permitted assigns, whether or not such party, other shareholder, successor or assignee entered into or approved such amendment, waiver, discharge or termination. Each Investor and Founder acknowledges that by the operation of this paragraph, (i) the Company, (ii) Founders holding a majority of the Seller Shares (on an as-converted-to-common-stock basis) held by all Founders who are then providing services to the Company as officers, employees or consultants, and (iii) Investors holding a majority of the Common Stock issued or issuable upon conversion of the Preferred Stock (excluding any of such shares that have been sold to the public or pursuant to Rule 144) will collectively have the right and power to diminish or eliminate the rights of such Investor or Founder under this Agreement. The Company shall give prompt written notice of any amendment, waiver, discharge or termination hereunder to any party hereto that did not consent in writing to such amendment, waiver, discharge or termination.

8.5              Continuity of Other Restrictions.  Any Seller Shares not purchased by the Company or any Eligible Investor pursuant to their Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Seller Shares hereunder and by law, including any restrictions imposed under the Company’s articles of incorporation or bylaws, or by agreement.

8.6              Governing Law.  This Agreement shall be governed in all respects by the internal laws of the State of Washington as applied to agreements entered into among Washington residents to be performed entirely within Washington, without regard to principles of conflicts of law.

8.7              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

8.8              Further Assurances.  Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

8.9              Conflict.  In the event of any conflict between the terms of this Agreement and the Company’s articles of incorporation or its bylaws, the terms of the Company’s articles of incorporation or its bylaws, as the case may be, will control. In the event of any conflict between the terms of this Agreement and any other agreement to which a Founder is a party or by which such Founder is bound, the terms of this Agreement will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

8.10          Attorney’s Fees.  In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement.

8.11          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

8.12          Entire Agreement.  This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes in its entirety the Prior Agreement, which shall have no further force and effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

8.13          Delays or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

8.14          Telecopy Execution and Delivery.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

8.15          Jurisdiction; Venue.  The parties, by their execution of this Agreement, hereby irrevocably submit to the in persona jurisdiction of the state courts of the State of Washington and of the United States District Courts that are located in King County, Washington, for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement.

8.16          Aggregation.  All shares of Preferred Stock of the Company held or acquired by affiliated entities or persons of an Investor (including but not limited to: (i) a constituent partner or a retired partner of an Investor that is a partnership; (ii) a parent, subsidiary or other affiliate of an Investor that is a corporation; (iii) an immediate family member living in the same household, a descendant, or a trust, in the case of an Investor who is an individual; or (iv) a member of an Investor that is a limited liability company) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement which are triggered by the beneficial ownership of a threshold number of shares of the Company’s capital stock.

(signature pages follow)

The parties are signing this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date stated in the introductory clause.

BLUE MARBLE ENERGY CORPORATION,
a Washington corporation

By:	/s/ Colby Underwood
Name:	Colby Underwood
Its:	Co-CEO/CBO

The parties are signing this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date stated in the introductory clause.

INVESTORS:

/s/ Rajiv N. Shah
Rajiv N. Shah

The parties are signing this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date stated in the introductory clause.

INVESTORS:

PRINT INVESTOR NAME

INVESTOR (if individual)	INVESTOR (if entity):

By:
Signature

Name:
Signature of Co-Signer (if any)

Its:
Name of Co-Signer (Type or Print)

The parties are signing this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date stated in the introductory clause.

FOUNDERS:

Kelly M. Ogilvie

/s/ James Stephens
James Stephens